EXHIBIT 99.1

For Immediate Release

Contact:              Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports First Quarter Operating Results For Fiscal 2022

Greenwich, Connecticut, March 11, 2022 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its operating results for the quarter ended January 31, 2022 and provided information regarding financial and operational activities considering the ongoing COVID-19 pandemic.

FINANCIAL HIGHLIGHTS FOR FIRST QUARTER FISCAL 2022

•	$5.4 million net income attributable to common stockholders ($0.14 per diluted Class A Common share).
•	$12.9 million of FFO ($0.33 per diluted Class A Common share).(1)
•	$1.4 million or a 6.1% increase in same property net operating income in the first quarter of fiscal 2022, when compared with the first quarter of fiscal 2021.(2)
•	92.6% of our consolidated portfolio Gross Leasable Area (“GLA”) was leased at January 31, 2022, an increase of 0.7% from the end of fiscal 2021.
•	4.9% average decrease in base rental rates on new leases signed in our first quarter of fiscal 2022.
•	2.6% average increase in base rental rates on lease renewals signed in our first quarter of fiscal 2022.
•	On January 14, 2022, we paid a $0.2375 per share quarterly cash dividend on our Class A Common Stock and a $0.2145 per share quarterly cash dividend on our Common Stock.
(1) A reconciliation of GAAP net income to FFO is provided at the end of this press release.
(2) A reconciliation of income from continuing operations to same property net operating income is provided at the end of this press release.

The following is a discussion of our current dividend levels and statistics about our portfolio that are useful in assessing the impact of COVID-19 on our business:
Dividend Declarations
•
On December 15, 2021, the company’s Board of Directors declared a quarterly dividend of $0.2375 per Class A Common share and $0.2145 per Common share that was paid on January 14, 2022 to holders of record on January 5, 2022. This represented an increase of $0.03 per share per annum on both the Class A Common and Common stock.  The Board determined that this level of dividend was appropriate, after taking into account the improved liquidity and financial position of the company and the signs of general business improvement in our markets, including our tenants’ businesses. Also, as a REIT, the company is required to distribute at least 90% of the company’s taxable income to its stockholders.  Based on the company’s estimates, this level of common stock dividend, when combined with the company’s preferred stock dividends, will satisfy that requirement (excluding any gains on sales of property).  The Board will continue to monitor the ongoing COVID-19 situation and its impact on the company, and make future dividend decisions, including at our next scheduled meeting on March 17, 2022, based on this and other information available to it.

•
In addition, in December 2021, the Board declared the regular contractual quarterly dividend with respect to each of the company’s Series H and Series K cumulative redeemable preferred stock that was paid on January 31, 2022 to shareholders of record on January 14, 2022.

COVID-19 UPDATE (as of January 31, 2022)

•
Of our 78 properties, 66 are shopping centers, 3 are free-standing, net-leased retail bank branches and 3 are free-standing, net-leased restaurant properties.  The remaining properties are 6 small suburban office buildings in Greenwich, CT and Bronxville, NY.

•
All 72 of our shopping centers, as well as all of our free-standing, net-leased retail bank branches and restaurant properties, are open and operating, with 99.6% of our total tenants based on Annualized Base Rent (“ABR”) open and operating.

•
All of our shopping centers include necessity-based tenants, with approximately 70.3% of our tenants, based on ABR, either designated “essential businesses” during the early stay-at-home period of the pandemic in the tri-state area or otherwise permitted to operate through curbside pick-up and other modified operating procedures in accordance with state guidelines.  These businesses are 99.8% open.

•
Similar to other retail landlords across the United States, we received a number of requests for rent relief from tenants, with most requests received during the early days of the pandemic when stay-at-home orders were in place and many businesses were required to close. We continued to receive a smaller number of new requests even after businesses began to re-open, and, in some cases, follow-on requests from tenants to which we had already provided rent relief. These requests have tapered off, and we received no new requests in the first quarter of fiscal 2022 from tenants that had not previously requested rent relief.

•
As of January 31, 2022, we have received 402 rent relief requests from the approximately 836 tenants in our consolidated portfolio. 117 of the 402 tenants withdrew their requests for rent relief or paid their rent in full. From the beginning of COVID-19 through January 31, 2022, we completed 288 lease modifications consisting of base rent deferrals totaling $4.0 million, or 4.1% of our annualized ABR, and rent abatements totaling $4.5 million, or 4.7% of our ABR. Included in the aforementioned amounts are the rent deferrals and abatements completed in the three months ended January 31, 2022, which deferred $51,000 of base rents and abated $124,000 of base rents from tenants to whom we had previously granted rent relief. We have collected approximately 94.6% of deferred tenant billings that were scheduled to be repaid through the first quarter of fiscal 2022.

RENTAL COLLECTIONS UPDATE (as of March 1, 2022)

•
94.8% of the total base rent, common area maintenance charges (“CAM”) and real estate taxes payable for the period of April 2020 through January 2022 has been paid. This percentage is based on collections of pre-pandemic contractual lease amounts billed, exclusive of the application of any security deposits.

•
96.3% of the total base rent, CAM and real estate taxes payable for the first quarter of fiscal 2022 has been paid. This percentage is based on collections of pre-pandemic contractual lease amounts billed, exclusive of the application of any security deposits.

•
From the beginning of the COVID-19 pandemic through the end of the second quarter of fiscal 2021, we converted 89 tenants to cash basis accounting in accordance with ASC Topic 842.  We did not convert any additional tenants to cash basis accounting in the second half of fiscal 2021 or in our first quarter ended January 31, 2022. As of January 31, 2022, 28 of these 89 tenants are no longer tenants in the company's properties.  When one of the company’s tenants is converted to cash basis accounting in accordance with ASC Topic 842, all previously recorded straight-line rent receivables need to be reversed in the period that such tenant is converted to cash basis revenue recognition. During the fourth quarter of fiscal 2021, we restored 13 of the original 89 tenants to accrual-basis revenue recognition, and we restored an additional 3 tenants to accrual-basis accounting in our first quarter ended January 31, 2022.  The tenants that were restored to accrual-basis accounting had paid all of their billed rents for six consecutive months and had no significant unpaid billings outstanding when restored to accrual-basis accounting. This leaves 45 tenants on cash-basis accounting.  When a tenant is restored to accrual-basis revenue recognition, the company records revenue on a straight-line basis in the period that such tenant is restored to accrual-basis revenue recognition.  Accordingly, the company recorded straight-line rent revenue in the amount of $24,000 in the quarter ended January 31, 2022 for the 3 tenants restored to accrual-basis accounting in that quarter.

•
During the three month periods ended January 31, 2022 and January 31, 2021, we recognized collectability adjustments totaling $200,000 or$0.005 per Class A Common share and $2.1 million or$0.05 per Class A Common share, respectively.  As of January 31, 2022, the revenue from 45 of our tenants, or approximately 5.6% of our tenants (based on total number of commercial leases), is being recognized on a cash basis. These figures represent a financial reporting charge to earnings and FFO, but the company intends to collect all unpaid rents from its tenants to the extent feasible.

•	We have $24.6 million of cash and cash equivalents currently on our balance sheet.
•	We have $124 million currently available on our unsecured revolving credit facility.
•	We have no material mortgage debt maturing until 2024.

Commenting on the operating results, Willing L. Biddle, President and CEO of Urstadt Biddle Properties Inc., said “After two years of the Covid-19 pandemic’s disruption to the shopping center business, we are encouraged to see a continued rebound in our tenants’ businesses and demand for vacant space at our properties.  This quarter, we renewed 185,000 square feet of existing tenant leases and signed 46,000 square feet of new leases in our portfolio, increasing the percentage of our consolidated portfolio leased  by 0.7% to 92.6%.  The demand is leading to increased rents, and this quarter renewal rents increased by 2.6%, our third consecutive quarterly increase.  Rental rates on new leases decreased by 4.9%, but this is largely compared to pre-pandemic rents.  We believe the increasing demand for space will continue, especially as supply becomes more constrained.  Our leasing and management teams are very busy working to deliver space for our new leases and have  a strong pipeline of new leasing deals in process. We currently have 41,000 square feet of new leases in the negotiation stage as well as letters of intent for over 200,000 square feet.  We are grateful for the tremendous efforts and perseverance of our tenants and our team, who have worked together to get through the last two years.  Our thoughts and prayers continue to go out to all of those impacted by the pandemic, along with great appreciation and respect for those who have led, and continue to lead, the fight against the virus on the front lines.”

Mr. Biddle continued…. “Although public health and business conditions are improving, certain categories of our tenants continue to be impacted.  The work from home trend is negatively affecting dry cleaners and day care providers.  A general cautionary environment about viruses also continues to decrease business for some health and fitness providers, as well as certain personal service tenants.  The list is decreasing monthly, however, and we continue to work with those of our tenants with good business plans that we feel will eventually rebound.    Thankfully, due to our long-term strategy, 86% of our properties, measured by square footage, are anchored by grocery stores, wholesale clubs or pharmacies, and these businesses have remained solid throughout the pandemic.  Although our earnings and FFO have bounced back close to pre-pandemic levels, there is still room to grow the income of our existing portfolio, as our properties have an average vacancy rate of 7% and demand for space is growing. This quarter, we collected 96.3% of our rents billed, and our allowance for doubtful accounts continues to decline from pandemic levels. Requests for rent abatements or deferrals have mostly stopped.  As a result, our same property operating income continues to improve from pandemic levels and increased 6% from our first quarter of fiscal 2021.  Our strong balance sheet and liquidity are the underpinnings of our company’s success, and well-located, grocery-anchored community and neighborhood shopping centers have proven to be solid investments in good times and bad.  During our first quarter, we continued to strengthen our balance sheet by refinancing our Boonton, NJ property mortgage, increasing the principal from $6.5 million to $11 million while reducing the fixed interest rate from 4.2% to 3.45%. After quarter-end, we refinanced the mortgage on the Dock Shopping Center, increasing the principal from $23 million to $35 million while reducing the fixed interest rate from 4.85% to 3.0525%. Also, after quarter-end, we purchased Shelton Square Shopping Center, a 186,000 square foot supermarket-anchored community shopping center located in Shelton, CT.  The 20+ acre property is 96.5% leased, is anchored by a 67,000 square foot Stop & Shop, and includes other well known tenants such as Edge Fitness, Hawley Lane Shoes, People’s United Bank, St. Vincent’s/Hartford Health, Burger King and Sports Clips, along with other local tenants.  The purchase of Shelton Square continues our strategy of  concentrating our portfolio in grocery, pharmacy and wholesale club-anchored properties.”

Net income applicable to Class A Common and Common stockholders for the first quarter of fiscal 2022 was $5,397,000 or $0.14 per diluted Class A Common share and $0.13 per diluted Common share, compared to net income of $4,479,000 or $0.12 per diluted Class A Common share and $0.11 per diluted Common share in last year’s first quarter.

FFO for the first quarter of fiscal 2022 was $12,896,000 or $0.33 per diluted Class A Common share and $0.30 per diluted Common share, compared with $12,375,000 or $0.33 per diluted Class A Common share and $0.29 per diluted Common share in last year’s first quarter.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 78 properties containing approximately 5.3 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 208 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Three Months Ended January 31, 2022 and 2021 Results (Unaudited)
 (in thousands, except per share data)

	Three Months Ended January 31,
	2022	2021

Revenues
Lease income	$34,087	$32,483
Lease termination	28	705
Other	1,440	1,089
Total Revenues	35,555	34,277

Expenses
Property operating	7,002	6,314
Property taxes	5,923	5,861
Depreciation and amortization	7,144	7,518
General and administrative	2,680	2,644
Directors' fees and expenses	107	109
Total Operating Expenses	22,856	22,446

Operating Income	12,699	11,831

Non-Operating Income (Expense):
Interest expense	(3,302)	(3,392)
Equity in net income from unconsolidated joint ventures	267	350
Gain (loss) on sale of property	2	(28)
Interest, dividends and other investment income	55	43
Net Income	9,721	8,804

Noncontrolling interests:
Net income attributable to noncontrolling interests	(911)	(912)
Net income attributable to Urstadt Biddle Properties Inc.	8,810	7,892
Preferred stock dividends	(3,413)	(3,413)

Net Income Applicable to Common and Class A Common Stockholders	$5,397	$4,479

Basic Earnings Per Share:
Per Common Share:	$0.13	$0.11
Per Class A Common Share:	$0.14	$0.12

Diluted Earnings Per Share:
Per Common Share:	$0.13	$0.11
Per Class A Common Share:	$0.14	$0.12

Weighted Average Number of Shares Outstanding – (Diluted):
Class A Common and Class A Common Equivalent	29,768	29,590
Common and Common Equivalent	9,710	9,393

Results of Operations

The following information summarizes our results of operations for the three months ended January 31, 2022 and 2021 (amounts in thousands):

	Three Months Ended				Change Attributable to
	January 31,		Increase		Property	Properties Held In
Revenues	2022	2021	(Decrease)	% Change	Acquisitions/Sales	Both Periods (Note 1)
Base rents	$25,014	$24,159	$855	3.5%	$(341)	$1,196
Recoveries from tenants	9,274	9,978	(704)	(7.1)%	(127)	(577)
Uncollectable amounts in lease income	(114)	(655)	541	(82.6)%	-	541
ASC Topic 842 cash basis lease income reversal (including straight-line rent)	(87)	(999)	912	(91.3)%	-	912
Total lease income	34,087	32,483

Lease termination	28	705	(677)	(96.0)%	-	(677)
Other income	1,440	1,089	351	32.2%	(7)	358

Operating Expenses
Property operating	7,002	6,314	688	10.9%	(84)	772
Property taxes	5,923	5,861	62	1.1%	(25)	87
Depreciation and amortization	7,144	7,519	(375)	(5.0)%	(34)	(341)
General and administrative	2,680	2,644	36	1.4%	n/a	n/a

Non-Operating Income/Expense
Interest expense	3,302	3,392	(90)	(2.7)%	-	(90)
Interest, dividends, and other investment income	55	43	12	27.9%	n/a	n/a

Note 1 – Properties held in both periods includes only properties owned for the entire periods of 2022 and 2021 and for interest expense the amount also includes parent company interest expense.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Base rents increased by 3.5% to $25.0 million for the three months ended January 31, 2022, as compared with $24.2 million in the corresponding period of 2021. The change in base rent and the changes in other income statement line items analyzed in the table above were attributable to:

Property Acquisitions and Properties Sold:

In the first three months of fiscal 2022, we sold one property totaling 9,100 square feet. In fiscal 2021, we sold two properties totaling  105,000 square feet.  These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the three months ended January 31, 2022, when compared with the corresponding period in fiscal 2021.

Properties Held in Both Periods:

Revenues

Base Rent

For properties held in both periods, base rent for the three month period ended January 31, 2022 increased by $1.2 million, when compared with the corresponding prior period. This increase was primarily a result of new leasing completed after the first quarter of fiscal 2021 predominantly at three properties.

In the first three months of fiscal 2022, we leased or renewed approximately 231,000 square feet (or approximately 5.2% of total GLA).  At January 31, 2022, the company’s consolidated properties were 92.6% leased (91.9% leased at October 31, 2021).

Tenant Recoveries
In the three month period ended January 31, 2022, recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) decreased by a net $577,000, when compared with the corresponding prior period.

The decrease in tenant recoveries was the result of an under accrual adjustment in the first quarter of fiscal 2021. We completed the 2020 annual reconciliations for both common area maintenance and real estate taxes in the first quarter of fiscal 2021, and those reconciliations resulted in us billing our tenants more than we had anticipated and accrued for in the prior period. This increased tenant reimbursement income in the first quarter of fiscal 2021, and caused a negative variance in the first quarter of fiscal 2022.

Uncollectable Amounts in Lease Income
In the three month period ended January 31, 2022, uncollectable amounts in lease income decreased by $541,000. In the second quarter of fiscal 2020, we significantly increased our uncollectable amounts in lease income based on our assessment of the collectability of existing non-credit small shop tenants' receivables given the onset of the COVID-19 pandemic in March 2020.  A number of non-credit small shop tenants' businesses were deemed non-essential by the states in which they operate and forced to close for a portion of the second and third quarters of fiscal 2020.  This placed stress on our small shop tenants and made it difficult for many of them to pay their rents when due. This stress continued through our first quarter of fiscal 2021.  Our assessment was that any billed but unpaid rents would likely be uncollectable. During the three months ended January 31, 2022, many of our tenants continued to see signs of business improvement as regulatory restrictions continued to relax and individuals continued to return to pre-pandemic activities. As a result, the uncollectable amounts in lease income declined during such period when compared with the corresponding period of the prior year.

ASC Topic 842 Cash Basis Lease Income Reversals
We adopted ASC Topic 842 "Leases" at the beginning of fiscal 2020.  ASC Topic 842 requires, among other things, that if the collectability of a specific tenant’s future lease payments as contracted are not probable of collection, revenue recognition for that tenant must be converted to cash-basis accounting and be limited to the lesser of the amount billed or collected from that tenant. In addition, any straight-line rental receivables would need to be reversed in the period that the collectability assessment changed to not probable.  As a result of continuing to analyze our entire tenant base, we determined that as a result of the COVID-19 pandemic, 89 tenants' future lease payments were no longer probable of collection. All such tenants were converted to cash basis after our second quarter of fiscal 2020 and prior to our third quarter of fiscal 2021. As of January 31, 2022, 28 of these 89 tenants are no longer tenants in the Company's properties. During the fourth quarter of fiscal 2021, we restored 13 of the original 89 tenants to accrual-basis revenue recognition, and we restored an additional 3 tenants to accrual-basis accounting in the three months ended January 31, 2022. The tenants that were restored to accrual-basis accounting had paid all of their billed rents for six consecutive months and had no significant unpaid billings outstanding when restored to accrual-basis accounting. As a result of the restoration of the 3 tenants, we recorded $24,000 in straight-line rent in the three months ended January 31, 2022. As of January 31, 2022, 45 tenants continue to be accounted for on a cash basis, or approximately 5.6% of our tenants.  Many of our cash-basis tenants are now paying a larger portion of their billed rents, which results in an increase in revenue recognition for those tenants accounted for on a cash basis when compared with the corresponding period of the prior year.

Expenses

Property Operating
In the three month period ended January 31, 2022, property operating expenses increased by $772,000. This was primarily a result of having higher common area maintenance expenses in the three months of fiscal 2022 when compared with the corresponding prior period related to snow removal, environmental remediation costs and management costs.

Property Taxes
In the three month period ended January 31, 2022, property tax expenses were relatively unchanged when compared with the corresponding prior period.

Interest
In the three month period ended January 31, 2022, interest expenses were relatively unchanged when compared with the corresponding prior period.

Depreciation and Amortization
In the three month period ended January 31, 2022, depreciation and amortization decreased by $341,000 when compared with the corresponding prior period. This decrease was the result of a write-off of tenant improvements related to a tenant that vacated six locations in our portfolio in the first quarter of fiscal 2021.

General and Administrative Expenses
In the three month period ended January 31, 2022, general and administrative expenses were relatively unchanged when compared with the corresponding prior period.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

We consider FFO to be an additional measure of our operating performance.  We report FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts (“NAREIT”) and defines FFO to mean net income (computed in accordance with GAAP), excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO to be a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the company’s real estate assets diminishes predictably over time, and industry analysts have accepted FFO as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  It is helpful as it excludes various items included in net income that are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

•
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

•	should not be considered an alternative to net income as an indication of our performance.

FFO as defined by us may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  The table below provides a reconciliation of net income applicable to Common and Class A Common stockholders in accordance with GAAP to FFO for the three month period ended January 31, 2022 and 2021. (Amounts in thousands)
(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Three Months Ended January 31, 2022 and 2021
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:	Three Months Ended
	January 31,
	2022	2021
Net Income Applicable to Common and Class A Common Stockholders	$5,397	$4,479

Real property depreciation	5,738	5,702
Amortization of tenant improvements and allowances	991	1,315
Amortization of deferred leasing costs	397	476
Depreciation and amortization on unconsolidated joint ventures	375	375
(Gain)/loss on sale of property	(2)	28

Funds from Operations Applicable to Common and Class A Common Stockholders	$12,896	$12,375

FFO amounted to $12.9 million in the three months ended January 31, 2022, compared to $12.4 million in the corresponding period of fiscal 2021.  The net increase in FFO is attributable, among other things to:

Increases:

•	An increase in base rent for new leasing in the portfolio after the first quarter of fiscal 2021, predominantly at three properties.
•
A decrease in uncollectable amounts in lease income of $542,000 in the three months ended January 31, 2022, when compared with the corresponding prior period.  We significantly increased our uncollectable amounts in lease income based on our assessment of the collectability of existing non-credit small shop tenants' receivables given the onset of the COVID-19 pandemic in March 2020.  A number of non-credit small shop tenants' businesses were deemed non-essential by the states in which they operate and forced to close for a portion of the second and third quarters of fiscal 2020.  This placed stress on our small shop tenants and made it difficult for many of them to pay their rents when due. This stress continued through our first quarter of fiscal 2021.  Our assessment was that any billed but unpaid rents would likely be uncollectable. During the three months ended January 31, 2022, many of our tenants continued to see signs of business improvement as regulatory restrictions continued to relax and individuals continued to return to pre-pandemic activities. As a result, the uncollectable amounts in lease income declined during such period when compared with the corresponding period of the prior year.

•
We adopted ASC Topic 842 "Leases" at the beginning of fiscal 2020.  ASC Topic 842 requires, among other things, that if the collectability of a specific tenant’s future lease payments as contracted are not probable of collection, revenue recognition for that tenant must be converted to cash-basis accounting and be limited to the lesser of the amount billed or collected from that tenant. In addition, any straight-line rental receivables would need to be reversed in the period that the collectability assessment changed to not probable.  As a result of continuing to analyze our entire tenant base, we determined that as a result of the COVID-19 pandemic, 89 tenants' future lease payments were no longer probable of collection. All such tenants were converted to cash basis after our second quarter of fiscal 2020 and prior to our third quarter of fiscal 2021. As of January 31, 2022, 28 of these 89 tenants are no longer tenants in the Company's properties. During the fourth quarter of fiscal 2021, we restored 13 of the original 89 tenants to accrual-basis revenue recognition, and we restored an additional 3 tenants to accrual-basis accounting in the three months ended January 31, 2022. The tenants that were restored to accrual-basis accounting had paid all of their billed rents for six consecutive months and had no significant unpaid billings outstanding when restored to accrual-basis accounting. As a result of the restoration of the 3 tenants, we recorded $24,000 in straight-line rent in the three months ended January 31, 2022. As of January 31, 2022, 45 tenants continue to be accounted for on a cash basis, or approximately 5.6% of our tenants.  Many of our cash-basis tenants are now paying a larger portion of their billed rents, which results in an increase in revenue recognition for those tenants accounted for on a cash basis when compared with the corresponding period of the prior year.

Decreases:

•
A $677,000 decrease in lease termination income in the first quarter of fiscal 2022, when compared with the corresponding prior period, primarily as a result of a multi-site lease buyout in the first quarter of fiscal 2021 from one tenant that had occupied multiple spaces in our portfolio.

•
A decrease in variable lease income (cost recovery income) related to an under-accrual adjustment in recoveries from tenants for real estate taxes and common area maintenance in the first quarter of fiscal 2021, which increased revenue in the first quarter of fiscal 2021 and caused a negative variance in the first quarter of fiscal 2022.

•	A $474,000 increase in management costs related to additional staff bonus and compensation in the first quarter of fiscal 2022, when compared to the corresponding prior period.

Non-GAAP Financial Measure
Same Property Net Operating Income
We present Same Property Net Operating Income ("Same Property NOI"), which is a non-GAAP financial measure. Same Property NOI excludes from Net Operating Income (“NOI”) properties that have not been owned for the full periods presented. The most directly comparable GAAP financial measure to NOI is operating income.  To calculate NOI, operating income is adjusted to add back depreciation and amortization, general and administrative expense, interest expense, amortization of above and below-market lease intangibles and to exclude straight-line rent adjustments, interest, dividends and other investment income, equity in net income of unconsolidated joint ventures, and gain/loss on sale of operating properties.

We use Same Property NOI internally as a performance measure, and we believe Same Property NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Our management also uses Same Property NOI to evaluate property level performance and to make decisions about resource allocations. Further, we believe Same Property NOI is useful to investors as a performance measure because, when compared across periods, Same Property NOI reflects the impact on operations from trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from income from continuing operations. Same Property NOI excludes certain components from net income attributable to Urstadt Biddle Properties Inc. in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. Same Property NOI presented by us may not be comparable to Same Property NOI reported by other REITs that define Same Property NOI differently.

Table Follows:

Urstadt Biddle Properties Inc.
Same Property Net Operating Income
(In thousands, except for number of properties and percentages)

	Three Months Ended January 31,
	2022	2021	% Change
Same Property Operating Results:

Number of Properties (Note 1)	74

Revenue (Note 2)
Base Rent (Note 3)	$24,583	$24,210	1.5%
Uncollectable amounts in lease income	(113)	(654)	(82.7)%
ASC Topic 842 cash-basis lease income reversal-same property	(59)	(999)	(94.1)%
Recoveries from tenants	9,274	9,851	(5.9)%
Other property income	336	48	600.0%
	34,021	32,456	4.8%

Expenses
Property operating	3,806	3,801	0.1%
Property taxes	5,913	5,830	1.4%
Other non-recoverable operating expenses	497	399	24.6%
	10,216	10,030	1.9%

Same Property Net Operating Income	$23,805	$22,426	6.1%

Reconciliation of Same Property NOI to Most Directly Comparable GAAP Measure:

Other reconciling items:
Other non same-property net operating income	(4)	399
Other Interest income	125	108
Other Dividend Income	-	-
Consolidated lease termination income	28	704
Consolidated amortization of above and below market leases	174	110
Consolidated straight line rent income	5	(568)
Equity in net income of unconsolidated joint ventures	267	350
Taxable REIT subsidiary income/(loss)	186	380
Solar income/(loss)	(211)	(154)
Storage income/(loss)	526	253
Unrealized holding gains arising during the periods	-	-
Gain on sale of marketable securities	-	-
Interest expense	(3,302)	(3,392)
General and administrative expenses	(2,680)	(2,644)
Uncollectable amounts in lease income	(113)	(654)
Uncollectable amounts in lease income - same property	113	654
ASC Topic 842 cash-basis lease income reversal	(87)	(999)
ASC Topic 842 cash-basis lease income reversal-same property	59	999
Directors fees and expenses	(107)	(109)
Depreciation and amortization	(7,144)	(7,518)
Adjustment for intercompany expenses and other	(1,921)	(1,513)

Total other -net	(14,086)	(13,594)
Income from continuing operations	9,719	8,832	10.0%
Gain (loss) on sale of real estate	2	(28)
Net income	9,721	8,804	10.4%
Net income attributable to noncontrolling interests	(911)	(912)
Net income attributable to Urstadt Biddle Properties Inc.	$8,810	$7,892	11.6%

Same Property Operating Expense Ratio (Note 4)	95.4%	102.3%	(6.9)%

Note 1 - Includes only properties owned for the entire period of both periods presented.

Note 2 - Excludes straight line rent, above/below market lease rent, lease termination income.

Note 3 - Base rents for the three months ended January 31, 2022 and 2021 are reduced by approximately $51,000 and $400,000, respectively, in rents that were deferred and approximately $23,000 and $1.0 million, respectively, in rents that were abated because of COVID-19. Base rents for the three months ended January 31, 2022 and 2021, are increased by approximately $287,000 and $695,000, respectively, in COVID-19 deferred rents that were billed and collected in those periods.

Note 4 -Represents the percentage of property operating expense and real estate tax.

Urstadt Biddle Properties Inc.
Balance Sheet Highlights
(in thousands)

	January 31,	October 31,
	2022	2021
	(Unaudited)
Assets
Cash and Cash Equivalents	$24,579	$24,057

Real Estate investments before accumulated depreciation	$1,148,522	$1,148,382

Investments in and advances to unconsolidated joint ventures	$28,159	$29,027

Total Assets	$974,779	$973,852

Liabilities
Revolving credit line	$0	$0

Mortgage notes payable and other loans	$299,006	$296,449

Total Liabilities	$332,830	$330,553

Redeemable Noncontrolling Interests	$66,573	$67,395

Preferred Stock	$225,000	$225,000

Total Stockholders’ Equity	$575,376	$575,904